CERTIFICATE OF AMENDMENT TO
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  MEDQUIST INC.

                       Pursuant to N.J.S.A. 14A:7-15.1(3)

                              Dated: May ___, 1998


The undersigned, the President of MedQuist Inc., hereby certifies as follows:

1.   The name of the corporation is MedQuist Inc.

2. On May ___, 1998, the Board of Directors adopted a resolution approving a division of all outstanding shares of capital stock of the Corporation consistent with the terms of this Certificate of Amendment.

3. Such share division will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and will not result in the percentage of authorized shares that remains unissued after the share division exceeding the percentage of authorized shares that was unissued before the share division.

4. All of the common stock and preferred stock of the Corporation shall be subject to said share division such that each share of common stock and preferred stock shall be divided into two (2) shares.

5. The first sentence of "Article Fifth Capital Stock" of the Amended and Restated Certificate of Incorporation is hereby amended to read as follows:

          The aggregate number of shares which the Corporation shall have authority to issue is 72,111,975 of which 60,000,000 shares shall be common stock and 12,111,975 shares shall be preferred stock.

     IN WITNESS THEREOF, the Corporation has caused this Certificate to be executed on its behalf by its President as of the date first above written.

                                   MedQuist Inc.


                                   By: /s/ David A. Cohen
                                       ----------------------------------
                                       David A. Cohen, President,
                                       Chief Executive Officer and
                                       Chairman of the Board of Directors